Exhibit 10.30

ASSIGNMENT AND INTERIM OPERATING AGREEMENT

BY AND AMONG

SOLAR POWER, INC.,

DALE STICKNEY CONSTRUCTION, INC.

AND

DALE RENEWABLE CONSULTING, INC.

ASSIGNMENT AND INTERIM OPERATING AGREEMENT

This Assignment and Interim Operating Agreement (this "Agreement") is entered into as of August 20, 2006 (the "Effective Date"), by and among Solar Power, Inc., a California corporation (“SPI”); Dale Stickney Construction, Inc. a California corporation ("DSCI"); and Dale Renewable Consulting, Inc., a California corporation (“DRCI"). SPI, DSCI, and DRCI are referred to individually herein as a "Party" and collectively herein as the “Parties.”

RECITALS

WHEREAS, SPI and DRCI have entered into an Agreement and Plan of Merger dated as of even date herewith whereby DRCI shall merge with and into SPI and SPI shall become the surviving company (the “Merger”);

WHEREAS, under the Agreement and Plan of Merger, SPI granted certain franchise operating rights to certain DRCI stockholders;

WHEREAS, DRCI is an Affiliate (as defined hereunder) of DSCI and beneficiary of certain contracts owned by DSCI, and DSCI desires to assign and transfer, and DRCI agrees to assume such contracts; and

WHEREAS, pursuant to the Agreement and Plan of Merger, SPI will assume operational control of DRCI pending consummation of the Merger, and provide all management services, including payables and revenues, management, budgeting, and advisory services as provided herein.

AGREEMENT

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.	Definitions

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Best Efforts” means the efforts that a prudent person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

“Business” means any installation, integration and sales related to the photovoltaic business.
“Closing Date” means the date the Merger transaction is consummated.

“Confidential Information” means all information regarding DRCI, its activities, business or clients that is the subject of reasonable efforts by DRCI to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by DRCI, but that does not rise to the level of a Trade Secret. “Confidential Information” shall include, but is not limited to, DRCI 's customer and client lists, DRCI’s financial statements, budgets and forecast, confidential information provided by customers and prospective customers, DRCI 's business strategies and plans (including any merger or acquisition plans), DRCI 's operational methods, DRCI 's compensation information on employees, DRCI 's fee arrangements with customers and vendors, DRCI 's market studies and marketing plans and any of DRCI 's product development techniques or plans. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of DRCI. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.

"Continuing Business" means, for the purpose of tracking the revenue and operational profits, the Business of DRCI from the Measurement Date until its termination pursuant to this Agreement.

“Effective Time” means the date the Merger becomes effective with the Secretary of State of the State of California.

“Future Franchise Area” means that area in Northern California comprised of three proposed future SPI franchise territories, as more specifically described in the Agreement and Plan of Merger, which is incorporated herein by reference.

“Interim Operating Period” means the period from the Measurement Date until the Closing Date.

"Law" means any federal, state, local, foreign, multinational, stock exchange or securities market statute, law, ordinance, regulation, rule, code, governmental order, governmental approval, decree, treaty, decision, constitution or other requirement or rule of law.

“Measurement Date” means June 1, 2006.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) as it relates to the business and operations of DRCI.

“PV” means photovoltaic.

“Restricted Period” means a period of two (2) years following the Effective Time.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialman’s, and similar liens, (b) liens for taxes not yet due and payable, and (c) purchase money liens and liens securing rental payments under capital lease arrangements.

“Territory” means California and northern Nevada.

“Trade Secrets” means all secret, proprietary or confidential information regarding DRCI or DRCI activities that fits within the definition of “trade secrets” under the California Uniform Trade Secrets Act, including but not limited to all information, without regard to form, such as, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. “Trade Secrets” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of DRCI. This definition shall not limit any definition of “trade secrets” or any equivalent term under the California Uniform Trade Secrets Act or any other state, local or federal law.

2.   Operations, Accounting, Management and Project Management. Except as set forth below, SPI shall not be responsible for any expenses related to DRCI or DSCI unless approved by SPI in writing.

(a)    Operating Expenses. During the Interim Operating Period, SPI shall be responsible for the following operating expenses:

(i)    Payroll for the following employees of DRCI: Todd Lindstrom, Kirk Uhler, Perry Kostas, Drew Newman, Peter Krysinski and any other DRCI staff hired during the Interim Operating Period with the written consent of SPI.

(ii)   All DRCI expenses associated with PV inventory, including panels, inverters, racking and related Balance of System (BOS) equipment.

(b)    Purchase Procedures. All PV inventory purchasing by or on behalf of DSCI or DRCI will be coordinated with and arranged through SPI and shall be initiated by SPI with a purchase order.

(c)    Revenue Allocation. All PV contract revenues shall be allocated as follows:

(i)    PV contract revenue received by DSCI between the Measurement Date and the Effective Date for work performed after the Measurement Date and before the Effective Date, shall be credited to or otherwise distributed by DSCI to SPI at the Closing Date.

(ii)   PV contract revenue received by DSCI after the Effective Date for work performed after the Measurement Date shall be distributed by DSCI to SPI. DSCI shall use best efforts to forward all such revenues within two (2) business days of receipt; provided, however, all such revenues shall be forwarded from DSCI to DRCI no later than five (5) business days of receipt by DSCI.

(d)    Payables Management. All PV contract payables shall be allocated as follows:

(i)    Except for solar panels and BOS purchases, which shall be directly paid for by SPI in accordance with supply contract or purchase order terms, PV contract payables incurred between the Measurement Date and the Effective Date that are due and payable for work performed after the Measurement Date shall be paid by DSCI and debited against or otherwise collected from SPI at the Closing Date.

(ii)   PV contract payables invoices received by DSCI for expenses incurred for solar panels and BOS purchases after the Measurement Date shall be forwarded to SPI within two (2) business days of receipt for direct payment by SPI in accordance with supply contract or purchase order terms.

(e)    Work-Related DSCI Expenses and Reimbursements. Except as otherwise stated herein, SPI shall pay DSCI for all “Actual Costs” incurred by DSCI for PV installation activities during the term of this Agreement. “Actual Costs” shall mean costs actually and reasonably incurred by DSCI in its performance of PV installation contract work, including any work required by change orders approved by DSCI and SPI.

(i)    Notwithstanding any contrary installation contract terms, DSCI shall perform and be compensated by SPI for the direct labor cost component of all contract terms to which it is or will become signatory during the Interim Operating Period at a rate of Actual Costs plus ten percent (10%). All other costs (insurance, etc.) shall be reimbursed at cost and indirect labor and general overhead will not be reimbursed.

(ii)   Actual mileage costs associated with DSCI vehicles used on PV installation projects during the term of this Agreement will be reimbursed at the current Internal Revenue Service allowable rate plus $0.20 per mile. Mileage reimbursement requests must be properly documented on mileage reimbursement forms that satisfy Internal Revenue Service audit requirements.

(iii)        All extraordinary travel-related expenses expected to exceed pre-approved project budget, must be pre-approved by SPI. Lodging, meal and incidental expenses for travel will be reimbursed at actual costs in accordance with existing DSCI protocols. All other necessary travel expenses will be reimbursed at actual costs after prior written approval by SPI.

(iv)       All DSCI expense reimbursement requests for contract work performed during the term of this Agreement shall be submitted to SPI by the Wednesday following each week in which such expenses have been incurred for payment processing. Such costs reimbursement requests shall be submitted to Perry Kostas pkostas@drcigroup.com) on behalf of SPI. Any DRCI or SPI questions or disputed cost reimbursement requests shall be addressed in writing to James M. Underwood (junderwood@dscigroup.com) within three (3) business days of SPI receipt of DSCI reimbursement requests.

(v)   SPI payments to DSCI for PV installation work performed shall be made by the earlier of thirty (30) days from the date of DSCI’s billing or job cost accounting, as delivered to SPI no less than monthly, or within ten (10) days of project owner payment for such DSCI work.

(f)    Insurance. SPI shall secure necessary insurance for DRCI upon DRCI obtaining a California Contractor’s license. If not already in place, DSCI shall immediately add DRCI as a “named insured” party for all PV contracts as provided herein.

(g)   Accounting and Reconciliation.

(i)    SPI shall properly account for DRCI financial transactions during the term of this Agreement, and shall provide to DSCI A/R Aging, A/P Aging, and Job Cost Summary reports for DRCI, and such others as DSCI may request, on or before the 15th of each month for the preceding month. A joint review of the reports will be conducted within five (5) days of delivery to DSCI and the parties shall endeavor to resolve any reconciliation discrepancies or disputes by the 25th of each reporting month.

(ii)   In the event this Agreement is terminated, prior to reconciliation of the monthly accounting period for any reason other than the expiration of the Interim Operating Period, one hundred ten percent (110%) of the projected net amount to be owed to DSCI for the corresponding period will be held by SPI in escrow until a final accounting addressing such period has been approved by the affected parties. If a final accounting cannot be agreed upon within 30 days after the Closing Date, the parties agree to resolve any related disputes through binding arbitration under the commercial rules of the American Arbitration Association in Sacramento County, California under a single arbitrator.

(iii)     All contract work in progress or completed during the term of this Agreement will be jointly reviewed by the parties hereto, with a preceding month job-cost report prepared and discussed by the 15th of each month. Such report shall be prepared by DRCI with the assistance of DSCI, and distributed to DSCI by the 10th of every month.

(h)   Ongoing Communication. During the term of this Agreement, the parties agree to communicate regularly and in good faith.

(i)	DRCI Points of Contact:

▪	Operations: Todd Lindstrom: tlindstrom@dscigroup.com
▪	Financial: Jim Underwood: junderwood@dscigroup.com
▪	Construction: Todd Lindstrom: tlindstrom@dscigroup.com
▪	Purchasing: Perry Kostas: pkostas@dscigroup.com

(ii)	SPI Point of Contact:

▪	Operations: Glenn Carnahan: gcarnahan@solarpowerinc.net
▪	Financial: Glenn Carnahan: gcarnahan@solarpowerinc.net

(iii)	DSCI Points of Contact:

▪	Operations: Jim Underwood junderwood@dscigroup.com
▪	Financial: Jim Underwood junderwood@dscigroup.com,
▪	Construction: Ron Stickney rstickney@dscigroup.com
▪	Purchasing and Onsite Construction: Matt Arrowsmith marrowsmith@dscigroup.com

(iv)    James Underwood and Ronald Stickney or their respective designees will be present at a weekly conference call scheduled for Mondays at 11:00 a.m., or at such other mutually agreed upon time. Todd Lindstrom or his designee will distribute a proposed meeting agenda on the previous business day.

(v)   The parties agree to respond in a constructive manner to requests for information or approvals within 48 hours of receipt of such a request. Unless as indicated, all correspondence shall be in writing and transmitted via electronic mail or facsimile to the attention of the herein identified contact representatives for each party, as appropriate.

(i)   Security Interest in Operating Advances. Any working capital advances made by SPI, for the benefit of DRCI or DSCI, in the Ordinary Course of Business to be conducted by DRCI or DSCI, shall be secured against all of the assets, receivables, contracts, rights and other assets of DRCI, including future rights and proceeds of such rights, and DRCI and DSCI grant SPI power of attorney to prepare and file all evidences of such Security Interest as deemed advisable by SPI to secure all such working capital advances.

3.	Representations and Warranties.

(a)	Corporate Existence and Power.

(i)    DSCI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all corporate power and authority required to carry on the Business as now conducted. DSCI is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary to carry on the Business as now conducted, except for those jurisdictions where failure to be so qualified has not had, and may not reasonably be expected to have, a Material Adverse Effect. DSCI has previously provided to SPI true and complete copies of the charter and bylaws of DSCI as currently in effect.

(ii)   DRCI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all corporate power and authority required to carry on the Business as now conducted. DRCI is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary to carry on the Business as now conducted, except for those jurisdictions where failure to be so qualified has not had, and may not reasonably be expected to have, a Material Adverse Effect. DRCI has previously provided to SPI true and complete copies of the character and bylaws of DRCI as currently in effect.

(iii)        SPI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all corporate power and authority required to carry on its business. SPI is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary to carry on its business, except for those jurisdictions where failure to be so qualified has not had, and may not reasonably be expected to have, a Material Adverse Effect. SPI has previously provided to DSCI and DRCI true and complete copies of the charter and bylaws of SPI as currently in effect.

(b)	Corporate Authorization.

(i)    The execution, delivery and performance by DSCI of each of this Agreement to which it is a party and the consummation by DSCI of the transactions contemplated hereunder are within its powers and have been duly authorized by all necessary action. This Agreement to which DSCI is a party constitutes a legal, valid and binding agreement of DSCI, enforceable against it in accordance with its terms. DSCI has provided SPI with at true and correct copy of the resolutions of the board of directors of DSCI approving this Agreement and the transactions contemplated hereunder.

(ii)   The execution, delivery and performance by DRCI of each of this Agreement to which it is a party and the consummation by DRCI of the transactions contemplated hereunder are within its powers and have been duly authorized by all necessary action. This Agreement to which DRCI is a party constitutes a legal, valid and binding agreement of DRCI, enforceable against it in accordance with its terms. DRCI has provided SPI with a true and correct copy of the resolutions of the board of directors of DRCI approving this Agreement and the transactions contemplated hereunder.

(iii)        The execution, delivery and performance by SPI of each of this Agreement to which it is a party and the consummation by SPI of the transactions contemplated hereunder are within its powers and have been duly authorized by all necessary action. This Agreement to which DRCI is a party constitutes a legal, valid and binding agreement of DRCI, enforceable against it in accordance with its terms. SPI has provided DSCI and DRCI with a true and correct copy of the resolutions of the board of directors of SPI approving this Agreement and the transactions contemplated hereunder.

(c)	Non-Contravention.

(i)    The execution, delivery and performance of this Agreement by DSCI does not and will not, with or without the passage of time, (A) contravene or conflict with the charter or bylaws of DSCI, (B) contravene or conflict with, or constitute a violation of, any provisions of any Laws binding upon DSCI, or (C) conflict with or constitute a breach or default under, or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit under, any judgment, court order, consent decree or any agreement, indenture, contract, note, bond, or other instrument binding upon DSCI, or by which any of the PV Contracts is or may be bound, or any license, franchise, permit or similar authorization held by DSCI, or (ii) result in the creation or imposition of any encumbrances on any PV Contract. Except as provided herein, there are no DSCI loan agreements, credit agreements, guarantees, notes, mortgages, deeds of trust, subordination agreements, pledges, powers of attorney, consents or arrangements by which the PV Contracts are bound or in any way affected.

(ii)   The execution, delivery and performance of this Agreement by DRCI does not and will not, with or without the passage of time, (A) contravene or conflict with the charter or bylaws of DRCI, (B) contravene or conflict with, or constitute a violation of, any provisions of any Laws binding upon DRCI, or (C) conflict with or constitute a breach or default under, or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit under, any judgment, court order, consent decree or any agreement, indenture, contract, note, bond, or other instrument binding upon DRCI, or by which any of the PV Contracts is or may be bound, or any license, franchise, permit or similar authorization held by DRCI, or (ii) result in the creation or imposition of any encumbrances on any PV Contract. There are no DRCI loan agreements, credit agreements, guarantees, notes, mortgages, deeds of trust, subordination agreements, pledges, powers of attorney, consents or arrangements by which the PV Contracts are bound or in any way affected.

(iii)        The execution, delivery and performance of this Agreement by SPI does not and will not, with or without the passage of time, (A) contravene or conflict with the charter or bylaws of SPI, (B) contravene or conflict with, or constitute a violation of, any provisions of any Laws binding upon SPI, or (C) conflict with or constitute a breach or default under, or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit under, any judgment, court order, consent decree or any agreement, indenture, contract, note, bond, or other instrument binding upon SPI.

(d)   Consents. Except as set forth on Exhibit A, no consent or approval of any court, governmental entity or other public authority, or of any other person is required as a condition to the validity or enforceability of this Agreement or any other instruments to be executed by DSCI to effectuate this Agreement, or the completion or validity of any of the transactions contemplated hereunder, including the contribution, transfer and assignment by DSCI of the PV Contracts to DRCI.

(e)   Contracts. Exhibit B sets forth a true, correct and complete list of all PV Contracts (“PV Contracts”). Except as provided herein, each PV Contract is a legal, valid and binding obligation of DSCI enforceable against DSCI in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity), and DSCI is not in default and has not failed to perform any obligation thereunder, and there does not exist any event, condition or omission which would constitute a breach or default (whether by lapse of time or notice or both) by any other person. Except as disclosed in Exhibit B, DSCI has not received any notice of the intention of any party to terminate any PV Contract.

(f)   Licenses and Permits. DSCI has all licenses, franchises, permits and other similar authorizations affecting, or relating in any way to, the Business required by Law to be obtained by DSCI to permit DSCI to conduct its Business in substantially the same manner as its Business has heretofore been conducted.

(g)   Compliance with Laws. The operation of the Business and condition of the PV Contracts have not violated or infringed, and, do not violate or infringe, in any respect any Law or any order, writ, injunction or decree of any governmental entity. DSCI has not received any written or oral communications from any governmental entity that alleges that its Business is not in compliance in any respect with any Law.

(h)   Product Warranties. The PV Contracts contain all of the product and service warranties and guarantees extended by DSCI currently in effect with respect to its Business. Except as set forth in Exhibit A, there have not been any amendments to or deviations from such warranties and guarantees contained in the PV Contracts. There are no written claims, or claims threatened in writing, exist against DSCI with respect to product warranties and guarantees on products or services provided in its Business or related to the PV Contracts.

(i)    Customer and Supplier Relations. DSCI maintains good relations with each of its PV Contract customers and no event has occurred that would adversely affect DSCI ’s relations with any such customer. No PV Contract customer (or former customer) during the last 12 months has canceled, terminated or made any threat to cancel or otherwise terminate its contract, or to decrease its usage of DSCI’s services or products. DSCI has not received any notice to the effect that any current customer or supplier may terminate or alter its business relations with DSCI, either as a result of the transactions contemplated by this Agreement or otherwise.

(j)    SPI Representation. SPI represents that it has the financial resources, expertise and PV industry sales and marketing experience required to perform as set forth in this Agreement.

(k)   DSCI Disclosure. No representation, warranty or covenant made by DSCI in this Agreement contains an untrue statement of a fact or omits to state a fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

(l)    DRCI Disclosure. No representation, warranty or covenant made by DRCI in this Agreement contains an untrue statement of a fact or omits to state a fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

(m)        SPI Disclosure. No representation, warranty or covenant made by SPI in this Agreement contains an untrue statement of a fact or omits to state a fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

4.	Covenants; Conditions to Obligation to Provide Operating Working Capital.

(a)	Assignment of Contracts.

(i)    During the term of this Agreement, except as otherwise provided herein, DSCI shall transfer and assign all its right, title and interest in its existing and subsequent PV Contracts to DRCI immediately upon DRCI obtaining a valid California Contractor license and required insurance. In the event any PV contract contains non-assignment or non-transfer provisions, DSCI shall notify SPI immediately and use Best Efforts to negotiate a transfer and assignment to DRCI upon DRCI obtaining a valid California Contractor license.

(ii)   Except as provided in Section 4(a)(iii), all new PV work secured by DRCI or SPI within the Future Franchise Area during the Interim Operating Period shall be put into contract under DRCI’s name if DRCI has been properly licensed and otherwise becomes qualified to serve as the general contractor or first tier subcontractor. In the event certain new PV work is contracted under DSCI’s license and name, DSCI shall ensure that such contract terms allow for transfer and assignment by DSCI to its affiliates without consent of the other contracting party, and shall contain standard DSCI contract terms. If upon the Closing Date, SPI desires to have any PV Contracts or PV contracts executed during the Interim Operating Period by DSCI transferred and assigned to SPI, and if SPI is then licensed and otherwise qualified to serve as the contractor or first tier subcontractor, any such contracts not explicitly excluded herein shall then be so transferred and assigned.

(iii)        Upon DRCI obtaining a valid California Contractor license, all new PV work during the term of this Agreement shall be contracted under DRCI’s license and name; provided, however, DSCI shall have three (3) business days to review and approve all new contract proposals, which consent shall not be unreasonably withheld.

(iv)       DSCI shall not take any or omit to take any action, or cause others to take any or omit to take any action that results in the termination of any current unassigned DSCI or DRCI PV contract or future assigned DRCI PV contract.

(v)   During the Interim Operating Period, for PV installation work secured by DRCI or SPI within the Future Franchise Area, DSCI shall be offered the exclusive opportunity to subcontract for such work. For PV installation work presently in contract by DSCI within the Future Franchise Area, DSCI may elect to become DRCI’s or SPI’s installation sub-contractor upon transfer and assignment of such contracts by terms of this Agreement. In both such cases, unless the parties agree otherwise, DSCI shall be paid actual costs plus reimbursable expenses as provided in Section 2(e) hereof, and enter into a mutually agreed upon sub-contract agreement.

(b)   Warranty by DSCI. All DSCI warranty obligations as of the Effective Date will continue to be performed by DSCI. DSCI warrants that all work performed shall be in a workmanlike manner consistent with the Contractors State License Board and California Energy Commission warranty procedures in effect at the time of completion for each project. DSCI will satisfactorily respond to and act to satisfactorily address all warranty issues claimed within five (5) business days after receiving written notification as follows:

(i)    Acknowledge in writing to claimant of receipt of warranty claim.

(ii)   Contact the claimant and endeavor to resolve the problem within five (5) business days, or schedule a visit to diagnose the problem within five (5) business days of receipt of notice unless mutually agreed in writing by DSCI and the claimant.

(iii)        In the event DSCI is unable to resolve the problem within five (5) business days or while on site, DSCI will endeavor to resolve the remaining warranty claims at the earliest practicable time.

(iv)     In the event DSCI fails to address a warranty claims of which it had been notified as provided above, and following written notice of intent to so proceed, SPI or DRCI may take reasonable steps to attempt to resolve the claim at DSCI’s expense, exclusive of any costs covered from any obligated manufacturer.

(c)   Conditions to Obligation of SPI. The obligation of SPI to advance operating funds to consummate existing and new business, and to provide general and administrative support for the Continuing Business is subject to satisfaction of the following conditions:

(i)    All covenants set forth in Section 3(a)-(c) shall have been performed in all material respects;

(ii)   No action, suit, or proceeding shall be pending or threatened against DRCI or DSCI before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

(d)   No Assumption of Liabilities. Except as otherwise expressly stated in this Agreement, neither DRCI nor SPI assumes any obligation or liability for any liabilities associated with DSCI’s Business and all such DSCI liabilities and obligations shall remain the responsibility of DSCI. Except as otherwise expressly stated in this Agreement, DSCI assumes no obligation or liability for any liabilities associated with DRCI’s and SPI’s Business, and all such liabilities and obligations shall remain the responsibilities of those entities, respectively.

(e)   Subcontracting. DSCI will retain existing PV installation contracts for DRCI but will subcontract with DRCI for installation services on all existing and future PV projects except for those related to: Segue Construction, Salinas; Advent Construction, Lancaster; Lassen View, LLC, Red Bluff; River City Construction, Redding; and Point West Properties, Redding.

5.	Remedies for Breaches of This Agreement.

(a)   Survival of Representations and Warranties. Unless expressly stated otherwise herein, all of the representations, warranties and covenants of the Parties contained in this Agreement shall survive the termination hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and shall continue in full force and effect for a period of three (3) years from the date of termination.

(b)   Indemnification by DSCI and DRCI. In the event DSCI or DRCI breaches any of their respective representations, covenants or warranties, then DSCI and DRCI agree to jointly indemnify SPI from and against the entirety of any Adverse Consequences SPI may suffer resulting from the breach (or the alleged breach). In addition, DRCI and DSCI agree to jointly indemnify SPI from and against the entirety of any Adverse Consequences SPI may suffer resulting from, arising out of, relating to, in the nature of, or caused by the operations of DRCI prior to the Closing, including those resulting from DSCI or DRCI actions for contracts performed or entered into during the term of this Agreement, but only to the extent of DSCI’s or DRCI’s negligent actions.

(c)   Indemnification by SPI. In the event SPI breaches any of its representations, covenants or warranties, then SPI agrees to indemnify DSCI and DRCI from and against the entirety of any Adverse Consequences DSCI or DRCI may suffer resulting from the breach (or the alleged breach). In addition, SPI agrees to indemnify DSCI and DRCI from and against the entirety of any Adverse Consequences DSCI or DRCI may suffer from SPI actions resulting from, arising out of, relating to, in the nature of, or caused by SPI’s operations of DRCI after the Effective Date, but only to the extent of SPI’s negligent actions.

6.	Termination.

(a)   Termination of Agreement. This Agreement will terminate on the earlier of the Plan of Merger transaction Closing Date or as provided below:

(i)    the Parties may terminate this Agreement by mutual written consent at any time;

(ii)   SPI may terminate this Agreement by giving written notice to DSCI and DRCI (A) in the event DSCI has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, SPI has notified DSCI of the breach, and the breach has continued without cure for a period of three (3) business days after the notice of breach, or (B) if the closing of the contemplated Merger shall not have occurred, for any reason.

(iii)        DSCI may terminate this Agreement by giving written notice to DRCI and SPI (A) in the event DRCI and SPI has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, DSCI has notified DRCI and SPI of the breach, and the breach has continued without cure for a period of three (3) business days after the notice of breach, or (B) if the closing of the contemplated Merger shall not have occurred, for any reason.

(iv)        DRCI may terminate this Agreement by giving written notice to DSCI and SPI (A) in the event DSCI and SPI has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, DRCI has notified DSCI and SPI of the breach, and the breach has continued without cure for a period of three (3) business days after the notice of breach, or (B) if the closing of the contemplated Merger shall not have occurred, for any reason.

(b)   Effect of Termination. Upon termination of this Agreement any monies owed or owing to any party by any other party or parties shall be promptly paid. The provisions of Sections 1, 3, 4, 5, 6, 7 and 8 shall survive the termination of this Agreement.

7.	Restrictive Covenants.

(a)   Confidentiality and Trade Secret Protection. At all times during the Restricted Period, DSCI and SPI will keep in confidence and trust all Confidential Information, and will not use or disclose any Confidential Information without the written consent of DRCI. Further, at all times, during the Restricted Period, DSCI and SPI will keep in confidence and trust and maintain the secrecy of all of DRCI’s Trade Secrets, for so long as such information remains a Trade Secret as defined herein, and DSCI and SPI will not use or disclose any such Trade Secrets without the written consent of DRCI.

(b)   Non-Solicitation of Customers. Except as may be permitted in the Agreement and Plan of Merger, at all times during the Restricted Period, DSCI hereby expressly covenants and agrees that it will not, on its own behalf or on behalf of any other person, company, partnership, corporation or other entity, solicit, divert, take away or accept Business from any Customer of DRCI for the purpose of engaging in any business that is competitive with DRCI’s Business. For purposes of this covenant, the term “Customer” means (i) any person or entity that was a customer of DRCI or DSCI during the last twenty-four (24) months prior to the Effective Time; and (ii) any customer of SPI during the Restricted Period.

(c)   Non-Solicitation of Employees. (i) At all times during the Restricted Period, DSCI will not directly or indirectly, on its own behalf or on behalf of any other person, company, partnership, corporation or other entity, solicit or induce, or attempt to solicit or induce, any employee of DRCI or SPI, to terminate his or her relationship with DRCI or SPI and/or to enter into an employment or agency relationship with DSCI or with any other person or entity with whom DRCI is affiliated; (ii) At all times during the Restricted Period, if the Merger does not close for any reason except for breach by DSCI, its officers or shareholders, SPI will not directly or indirectly, on its own behalf or on behalf of any other person, company, partnership, corporation or other entity, solicit or induce, or attempt to solicit or induce, any employee of DSCI, to terminate his or her relationship with DSCI and/or to enter into an employment or agency relationship with SPI or with any other person or entity with whom SPI is affiliated.

(d)   Acknowledgments. DSCI acknowledges and agrees that the restrictions set forth in this Section 7, where applicable, are intended to protect SPI and DRCI’s interest in its Confidential Information and Trade Secrets and its commercial relationships and goodwill (with its customers, prospective customers, vendors, consultants and employees), including, without limitation, Confidential Information, Trade Secrets, commercial relationships and goodwill acquired by SPI and DRCI through any acquisitions or mergers or otherwise developed, and are reasonable and appropriate for these purposes.

(e)   Disclosure of Agreement. During the Restricted Period, DSCI agrees to immediately inform SPI of any employment or affiliation by DSCI with any company other than SPI that provides services related to the Business.

(f)	Injunction and Attorney’s Fees for Restrictive Covenants.

(i)    DSCI acknowledges and agrees that the non-competition, non-disclosure, non-solicitation and non-recruitment covenants contained in this Section 7 of this Agreement, where applicable, are a reasonable means of protecting SPI from unfair competition by DSCI. DSCI further agrees that any breach of any of these covenants will result in irreparable damage and injury to the SPI and that SPI will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond. DSCI also agrees that it shall be responsible for all damages incurred by SPI due to any breach of the restrictive covenants contained in this Agreement if so ordered by the Court and that the prevailing party may seek an award of attorneys’ fees and costs arising out of any litigation or arbitration under this paragraph.

(ii)   SPI acknowledges and agrees that the non-competition, non-disclosure, non-solicitation and non-recruitment covenants contained in this Section 7 of this Agreement, where applicable, are a reasonable means of protecting DSCI and DRCI from unfair competition by SPI. SPI further agrees that any breach of any of these covenants will result in irreparable damage and injury to DSCI or DRCI and that those will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond. SPI also agrees that it shall be responsible for all damages incurred by DSCI or DRCI due to any breach of the restrictive covenants contained in this Agreement if so ordered by the Court and that the prevailing party may seek an award of attorneys’ fees and costs arising out of any litigation or arbitration under this paragraph.

(g)   Severability. The parties agree that if any provisions of this Section 7 shall be adjudicated to be invalid or unenforceable, such provision shall be deleted from the Agreement, but such deletion is to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made, and the validity or enforceability of any other provision hereof shall not be affected thereby. The parties further agree that to the extent any provision hereof is deemed unenforceable by virtue of its scope in terms of area or length of time or for any other reason, but may be made enforceable by limitations thereon, such provision shall be enforceable to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.

(h)	Non-Disparagement.

(i)    DSCI shall not at any time prior to or after the Effective Time whether in writing or orally, criticize, disparage, or otherwise demean in any way the DRCI, SPI or their affiliates or their respective products, services, reputation, officers, directors, employees or shareholders.

(ii)   DRCI shall not at any time prior to or after the Effective Time whether in writing or orally, criticize, disparage, or otherwise demean in any way DSCI, SPI or their affiliates or their respective products, services, reputation, officers, directors, employees, or shareholders.

(iii)        SPI shall not at any time prior to or after the Effective Time whether in writing or orally, criticize, disparage, or otherwise demean in any way DRCI, DSCI or their affiliates or their respective products, services, reputation, officers, directors, employees, or stockholders.

8.	Miscellaneous.

(a)   No Third-Party Beneficiaries. Except as otherwise provided in this Agreement, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

(b)   Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(c)   Succession and Assignment. Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

(d)   Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which will be deemed an original but all of which together will constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto having additional signature pages executed by the other Parties.

(e)   Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)    Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to DSCI or DRCI:	James M. Underwood
2727 Churn Creek Road
Redding, CA 96002
Telephone: (530) 222-3157
Facsimile: (530) 222-2543
E-Mail: junderwood@dscigroup.com

Copy to:	Ronald H. Stickney
2727 Churn Creek Road
Redding, CA 96002
Telephone: (530) 222-3157
Facsimile: (530) 222-2543
E-Mail: rstickney@dscigroup.com

If to SPI:	Solar Power, Inc.
4080 Cavitt Stallman Road, Suite 100
Granite Bay, California 95746
Attn:  Stephen Kircher
Facsimile: (916) 789-7411

Copy to:	Bullivant Houser Bailey
1415 L Street, Suite 1000
Sacramento, CA 95814
Attn: Mark C Lee

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(g)   Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of California.

(h)   Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(i)    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(j)    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word “including” shall mean including without limitation.

(k)   Further Assurances. All parties agree that on and after the Effective Date, they shall take all appropriate action and execute any documents and instruments or conveyances of any kind which may be reasonable necessary or advisable to carry out the provisions of this Agreement.

(Signature Page Follows Immediately)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SOLAR POWER, INC.
a California corporation

By:__________________________

Name: Stephen C. Kircher

Title: Chief Executive Officer

DALE STICKNEY CONSTRUCTION, INC.
A CALIFORNIA CORPORATION

By:__________________________

Name: James M. Underwood

Title: Chief Financial Officer

DALE RENEWABLE CONSULTING, INC.
A CALIFORNIA CORPORATION

By:__________________________

Name: Ronald H. Stickney

Title: Chief Executive Officer